FEDERATED INCOME SECURITIES TRUST

                               Federated Investors
                            Federated Investors Tower
                       Pittsburgh, Pennsylvania 15222-3779

                                 (412) 288-1900


                                  June 30, 1997



EDGAR Operations Branch
Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, Northwest
Washington, DC  20549

Dear Sir or Madam:

        RE:   FEDERATED INCOME SECURITIES TRUST (the "Trust")
                Federated Short-Term Income Fund (the "Fund")
              1933 Act File No. 33-3164
              1940 Act File No. 811-4577

         The annual report of Federated Short-Term Income Fund, a portfolio of the above-referenced Trust, is hereby electronically transmitted pursuant to
Section 30(b)(2) of the Investment Company Act of 1940 and Rule 30b2-1 thereunder. The annual report information (excluding the line graph information and the Management Discussion and Analysis (the "MD&A")is contained in Part A/Prospectuses, dated June 30, 1997, of this filing and does not pertain to Part B/Statement of Additional Information. However, the line graphs and MD&A's with respect to the Fund are included in the electronic filing as part of the Fund's annual report. Please note that the line graphs are included by use of a narrative description in an appendix to this filing.

         If you have any  questions  regarding  this  filing,  please call me at
(412) 288-1940.

                                                              Very truly yours,



                                                              /s/ Amy B. Gotz
                                                              Amy B. Gotz
                                                              Compliance Analyst

Enclosures